Exhibit 99.1

LTX-Credence Terminates Merger Agreement with Verigy

Milpitas, Calif., March 27, 2011 — LTX-Credence Corporation (NASDAQ: LTXC) today announced that on March 25, 2011, it notified Verigy Ltd. of the termination of the merger agreement between the companies, effective immediately, due to the occurrence of a Triggering Event (as defined in the merger agreement) with respect to Verigy. On March 25, 2011, Verigy paid LTX-Credence the $15,000,000 termination fee payable under the merger agreement.

About LTX-Credence

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

Contact

Rich Yerganian, LTX-Credence Corporation

Tel. 781.467.5063

Email rich_yerganian@ltxc.com

Paul Kranhold or Ron Low, Sard Verbinnen & Co

Tel. 415.618.8750

LTX-Credence and LTXC are trademarks of LTX-Credence Corporation.

All other trademarks are the property of their respective owners.